Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Walmart Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated March 17, 2023, with respect to the consolidated financial statements of Walmart Inc. and the effectiveness of internal control over financial reporting of Walmart Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Rogers, Arkansas
December 4, 2023